Exhibit 5.1

Opinion of Kutak Rock LLP

November 9, 2022

LiveRamp Holdings, Inc.

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

Re:	REGISTRATION ON FORM S-8 OF SHARES OF COMMON STOCK $.10 PAR VALUE PER SHARE, OF LIVERAMP HOLDINGS, INC.

Ladies and Gentlemen:

We have acted as counsel to LiveRamp Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 1,000,000 shares of Common Stock, $.10 par value per share, of the Company (the “Shares”) issuable under the LiveRamp Holdings, Inc. Employee Stock Purchase Plan (formerly known as the 2005 Stock Purchase Plan of LiveRamp Holdings, Inc. and the 2005 Stock Purchase Plan of Acxiom Corporation) adopted by the Board of Directors of the Company on May 17, 2022 and approved by the stockholders of the Company on August 9, 2022 (the “Plan”).

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Plan, against receipt of the consideration provided for therein, will be validly issued, fully paid, and nonassessable.

In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Plan, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. The Company adopted the amendment adding the Shares to the Plan subject to stockholder approval of such amendment at its next annual or special meeting of stockholders, and the opinion expressed above assumes that such stockholder approval will be obtained. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws and the federal laws of the United States of America and reported judicial decisions interpreting such laws, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ KUTAK ROCK LLP